(e)(1)

DISTRIBUTION AGREEMENT

ING BALANCED PORTFOLIO, INC.

AGREEMENT dated May 7, 2013, by and between ING Balanced Portfolio, Inc. (the “Company”) and ING Investments Distributor, LLC (“Distributor”), a Delaware limited liability corporation.

WHEREAS, the Company is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a diversified open-end investment company and offers its shares continuously to separate accounts of insurance companies (“Separate Accounts”) to serve as an investment option under variable annuity contracts or variable life insurance policies issued by the insurance companies; and its shares may be sold in the future to separate accounts of other affiliated or unaffiliated insurance companies; and

WHEREAS, the Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934 and is a member of the Financial Industry Regulatory Authority (“FINRA”); and

WHEREAS, the Company and the Distributor wish to enter into this Agreement whereby the Distributor will act as the Company’s principal underwriter for the sale of shares of the Company to the Separate Accounts;

NOW, THEREFORE, the parties hereto agree as follows:

I.	Appointment of the Distributor

The Company hereby appoints the Distributor as the principal underwriter and distributor of the Company to sell shares of the Company to the Separate Accounts and any other persons, and the Distributor hereby accepts such appointment.

II.	Purchase of Shares from the Company

A. The Company herewith engages the Distributor to act as exclusive distributor of the shares of the Company. Said sales shall be made only to investors eligible to invest in a registered investment company consistent with such company’s serving as an investment vehicle for variable annuities and variable life insurance company contracts. Distributor need not hold itself available to receive by mail, telex and/or telephone, orders for the purchase of shares.

B. All shares sold by the Distributor under this Agreement shall be sold at the net asset value per share (“Offering Price”) determined in the manner described in the Company’s prospectus, as it may be amended from time to time.

III.	Redemption of Shares by the Company

A. Any of the outstanding shares of the Company may be tendered for redemption at any time, and the Company agrees to redeem any such shares so tendered in accordance with the applicable provisions of the prospectus and the Company’s Articles of Incorporation and By- Laws. The redemption price is the net asset value per share next determined after the initial receipt of proper request for redemption.

B. The right to redeem shares or to receive payment with respect to any redemption may be suspended only in accordance with applicable law.

IV.	Duties of the Company

A. The Company shall furnish to the Distributor copies of all information, financial statements and other papers which the Distributor may reasonably request for use in connection with the distribution of the shares of the Company.

B. The Company shall take, from time to time, subject to the necessary approval of its shareholders, all necessary action to fix the number of its authorized shares and to register shares under the Securities Act of 1933, as amended (the “1933 Act”), in order that there will be available for sale at least the number of shares as investors may reasonably be expected to purchase.

V.	Duties of the Distributor

In selling the shares of the Company, the Distributor shall use its best efforts to conform with the requirements of all applicable federal and state laws and regulations, and the regulations of the FINRA, relating to the sale of such securities. Except as provided below, the Distributor is not authorized by the Company to give any information or make any representations, other than those contained in the registration statement for the Company and its shares, the prospectus, and any sales literature specifically approved by a principal of the Distributor. The Distributor shall furnish applicable federal and state regulatory authorities with any information or reports in connection with its services under this Agreement which such authorities may request in order to ascertain whether the Company’s operations are being conducted in an manner consistent with any applicable law or regulations. Nothing contained in this Agreement shall prevent the Distributor from entering into distribution agreements with other investment companies.

VI.	Allocation of Expenses

A. The Company will pay the following expenses in connection with the sales and distribution of shares of the Company.

1. expenses pertaining to the preparation of its audited and certified financial statements to be included in any amendments (“Amendments”) to the Company’s registration statement under the 1933 Act, including the prospectus and Statement of Additional Information (“SAI”) included therein;

2. expenses pertaining to the preparation, printing, and distribution of any reports or communications, including the prospectus and SAI, which are sent to existing shareholders of the Company;

3. filing and other fees to federal and state securities regulatory authorities necessary to register and maintain registration of the shares; and

4. expenses of the Company’s administration, including all costs and expenses in connection with the issuance, transfer and registration of the shares, including, but not limited to, any taxes and other governmental charges in connection therewith.

B. The Distributor will pay the following expenses:

1. expenses of printing additional copies of the prospectus and SAI and any Amendments or supplements thereto which are necessary to continue to offer shares of the Company to the public; and

2. expenses pertaining to the printing of additional copies, for use by the Distributor as sales literature, of reports or other communications which have been prepared for distribution to existing shareholders of the Company or incurred by the Distributor in advertising, promoting and selling shares of the Company.

VII.	Compensation

The Company shall not pay any compensation to the Distributor for its services as a distributor hereunder, nor shall the Company reimburse the Distributor for any expenses related to such services except to the extent permitted under a distribution plan adopted by the Company pursuant to Rule 12b-1 under the Investment Company Act of 1940 (“1940 Act”). Distributor may receive a fee described in any distribution plan adopted by the Company pursuant to Rule 12b-1 under the 1940 Act.

VIII.	Records

All records maintained by the Distributor in connection with this Agreement shall be the property of the Company and shall be returned to the Company upon termination of this Agreement, free from any claims or retention of rights by the Distributor. The Distributor shall keep confidential any information obtained pursuant to this Agreement and shall disclose such information, only if the Company has authorized such disclosure, or if such disclosure is expressly required by applicable federal or state regulatory authorities.

IX.	Duration and Termination of this Agreement

This Agreement shall become effective on the date first written above or on such later date approved by the Company’s Board of Directors (“Board”), including a majority of those Directors who are not parties to this Agreement or interested persons (as such term is defined in the 1940 Act) thereof. Unless terminated as provided herein, the Agreement shall continue in full force and effect through two years from the effective date of this Agreement and shall continue in effect from year to year thereafter for successive one (1) year periods if approved at least annually (i) by a vote of a majority of the outstanding voting securities of the Company or by a vote of the Directors of the Company, and (ii) by a vote of a majority of the Directors of the Company who are not interested persons or parties to this Agreement (other than as Directors of the Company), cast in person at a meeting called for the purpose of voting on this Agreement.

This Agreement may be terminated at any time without penalty on at least sixty (60) days’ notice by the Company’s Board or by a majority vote of its shareholders, with respect to any Portfolio by a majority vote of the shareholder of the capital stock of such Portfolio, or by the Distributor on sixty (60) days’ notice.

This Agreement shall terminate automatically in the event of its assignment.

X.	Amendment

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. If shareholder approval of an amendment is required under the 1940 Act, no such amendment shall become effective until approved by the requisite number of outstanding shares of the Fund. Otherwise, a written amendment of this Agreement is effective upon the approval of the Board and the Manager.

XI.	Miscellaneous

This Agreement shall be subject to the laws of the State of Delaware and shall be interpreted and construed to further and promote the operation of the Company as an open-end investment company. As used herein, the terms “Net Asset Value,” “Investment Company,” “Open-End Investment Company,” “Assignment,” “Principal Underwriter,” “Interested Person,” and “Majority of the Outstanding Voting Securities,” shall have the meanings set forth in the 1933 Act and the 1940 Act, as applicable, and the rules and regulations promulgated thereunder.

XII.	Liability

Nothing contained herein shall be deemed to protect the Distributor against any liability to the Company or its shareholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of the Distributor’s duties hereunder, or by reason of the Distributor’s reckless disregard of its obligations and duties hereunder.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers below as of the day and year of first above written.

ING BALANCED PORTFOLIO, INC.

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

ING INVESTMENTS DISTRIBUTOR, LLC

By:	/s/ Michael J. Roland
Michael J. Roland
Executive Vice President

SCHEDULE OF APPROVALS

with respect to the

DISTRIBUTION AGREEMENT

Between

ING BALANCED PORTFOLIO, INC.

And

ING INVESTMENTS DISTRIBUTOR, LLC

Portfolio

ING Balanced Portfolio